Exhibit 10.1

SOCIALIST REPUBLIC OF VIETNAM

Independence – Freedom – Happiness

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CAPITAL CONTRIBUTION PORTION TRANSFER AGREEMENT

(No. 01/2026/HÐCNVG)

This CAPITAL CONTRIBUTION PORTION TRANSFER AGREEMENT (hereinafter referred to as the “Agreement”) is made on August 3rd, 2026 in Hanoi, Vietnam by and between the following Parties:

Transferor (Party A)

Organization Name: HEARTCORE ENTERPRISES, INC.

Enterprise Registration No./Establishment Decision No.: 5925021

Date of Issuance: May 18, 2021

Issuing Authority: Division of Corporations, Delaware Department of State

Registered Office Address: 1521 Concord Pike, Suite 201, Wilmington, Delaware 19803, United States of America

Represented by Mr. YAMAMOTO SUMITAKA

Date of birth:                         Nationality: Japan

Passport No.:                   , issued on:                     ,

Place of issue: Ministry of Foreign Affairs of Japan

Contact address:

Transferee (Party B)

Organization Name: Luvina Software Joint Stock Company

Enterprise Registration No./Establishment Decision No.: 0101673192

Date of Issuance: July 12, 2007

Issuing Authority: Business Registration Office – Hanoi Department of Planning and Investment (now the Hanoi Department of Finance)

Registered Office Address: 4th Floor, Hoa Binh Tower, No. 106 Hoang Quoc Viet Street, Nghia Do Ward, Hanoi City, Vietnam

Represented by Mr. LE QUANG LUONG

Date of birth:                         Ethnicity: Kinh    Nationality: Vietnam

Personal identification number:

Permanent address:

Contact address:

Party A and Party B are hereinafter collectively referred to as the “Parties”.

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WHEREAS:

Heartcore Luvina Vietnam Company Limited (hereinafter referred to as the “Company”), represented by Mr. Bui Tran Luong, is a company duly incorporated and validly existing under the laws of Vietnam pursuant to Enterprise Registration Certificate No. 0110537291, first issued on November 10, 2023 by the Business Registration Office – Hanoi Department of Planning and Investment (the “Enterprise Registration Certificate”). According to the Enterprise Registration Certificate, the Company has a charter capital of VND 3,360,000,000. Of such amount, Heartcore Enterprises, Inc. (United States), represented by Mr. Yamamoto Sumitaka, holds a 51% equity interest, equivalent to VND 1,713,600,000, and Luvina Software Joint Stock Company (Vietnam), represented by Mr. Le Quang Luong, holds the remaining 49% equity interest, equivalent to VND 1,646,400,000.

Party A wishes to transfer to Party B, and Party B wishes to acquire from Party A, the entire 51% Transferred Capital Contribution on the terms and conditions set forth in this Agreement;

The Parties wish to set forth certain representations, warranties, covenants, undertakings and obligations in connection with this Transaction, and to establish the terms and conditions governing the implementation of this Transaction.

NOW, THEREFORE, after considering the benefits of each Party and in accordance with Vietnamese law, the Parties agree as follows:

Article 1. Subject Matter of the Agreement

Party A agrees to transfer to Party B, and Party B agrees to acquire from Party A, the entire 51% Transferred Capital Contribution owned by Party A (hereinafter referred to as the “Transferred Capital Contribution”), together with all rights and obligations attaching to such capital contribution and accrued up to the date of execution of this Agreement. The Transferred Capital Contribution is free and clear of any dispute, claim, pledge, mortgage, security interest, lien or any other encumbrance or restriction.

Party B agrees to acquire all of the Transferred Capital Contribution.

Article 2. Transfer Price and Payment Method

Party A agrees to transfer the entire Transferred Capital Contribution specified in Article 1 of this Agreement for a transfer price of JPY 29,000,000 (Twenty-nine million Japanese Yen) (the “Transfer Price”). The Transfer Price set forth above is exclusive of taxes. Any taxes arising from the capital transfer transaction and falling under the obligation of Party A in accordance with the laws of Vietnam shall be fully declared and paid by Party A to the competent tax authorities in accordance with applicable laws.

Party B shall fully pay the Transfer Price to Party A on or before August 14, 2026, Vietnam time (the “Payment Date”). Party A’s receipt of the full Transfer Price in Party A’s bank account shall be a condition precedent to the completion of the transfer, the execution of any transfer documents and the registration of changes of members/owners of the Company.

Party B shall transfer the payment for the purchase of Party A’s Transferred Capital Contribution to Party A’s bank account as follows:

●	Account holder’s name:
●	Account number:
●	Bank name:

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●	Branch: N/A
●	Branch postal code: N/A
●	Swift code:
●	Currency: JPY
●	IBAN:
●	Sort code:
●	Payment reference:
●	Payee Address:

Article 3. Representations and Warranties of Party A

Party A warrants to Party B as follows:

Party A is the lawful owner of the Transferred Capital Contribution and has full rights, authority and legal capacity to enter into and perform this Agreement.

The Transferred Capital Contribution has been fully contributed in accordance with applicable laws, the Company’s Charter and the Company’s internal documents. Party A represents and warrants to Party B that Party B shall obtain lawful ownership of the entire Transferred Capital Contribution as of the completion of the transfer, and that Party B shall be entitled to all rights and benefits attaching to the Transferred Capital Contribution in accordance with applicable laws and the Company’s Charter.

3.3. As of the date of signing this Agreement:

The Transferred Capital Contribution is not subject to any dispute;

it is not subject to distraint or seizure for enforcement of judgments;

it is not pledged, mortgaged, deposited as security, or otherwise encumbered;

it is not frozen or subject to any restriction on transfer;

it is not subject to any pre-emptive rights, third-party rights, or any agreement that may affect or restrict the transfer contemplated under this Agreement.

The execution and performance of this Agreement do not and will not violate:

any provisions of applicable laws;

the Company’s Charter;

any contract, agreement or undertaking to which Party A is a party or by which Party A is otherwise bound.

All information, documents and records provided by Party A to Party B in relation to the Transferred Capital Contribution are true, accurate and complete.

Party A shall cooperate with Party B and the Company in carrying out all necessary procedures and providing all required documents to complete the transfer and the registration of changes of members/owners in accordance with applicable laws, including any post-completion or supplemental filings and documentation required after the completion of the transaction.

Party A shall be responsible for any and all obligations, undertakings or disputes arising from its acts or omissions prior to the completion of the transfer, except as otherwise agreed by the Parties.

In the event that any representation or warranty of Party A is inaccurate or breached, resulting in actual damages to Party B, Party A shall indemnify Party B for such actual damages, provided that Party A’s aggregate indemnification liability under this Agreement shall not exceed the Transfer Price.

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Except as disclosed in the Company’s financial statements and records provided to Party B, and to the best of Party A’s knowledge after reasonable inquiry, Party A is not aware of any undisclosed liabilities which would materially affect the value of the Transferred Capital Contribution.

To the best of Party A’s knowledge after reasonable inquiry, Party A confirms the representations and warranties set out in Articles 3.5, 3.7 and 3.9, unless expressly provided otherwise in this Agreement.

No claim may be made against Party A unless the aggregate amount of all claims exceeds 1% of the Transfer Price. In no event shall Party A be liable for any indirect, special, incidental, punitive, loss of profit or consequential damages, unless otherwise mandatorily required by applicable law.

The representations and warranties of Party A shall survive for a period of twelve (12) months from the Payment Date. Any claim relating to such representations and warranties must be notified by Party B to Party A in writing within such period.

Article 4. Representations and Warranties of Party B

Party B has full civil legal capacity, civil act capacity, and all necessary authority to enter into and perform this Agreement.

The execution and performance of this Agreement do not and will not violate:

any provisions of applicable laws;

the Company’s Charter;

any agreement or undertaking by which Party B is bound.

Party B shall cooperate with Party A and the Company in carrying out all necessary procedures to complete the transfer of the capital contribution and the registration of changes of members/owners in accordance with applicable laws, including any post-completion procedures or additional documentation required after completion of the transaction.

Party B undertakes to duly perform all rights and obligations of a member of the Company corresponding to the Transferred Capital Contribution as of the completion of the transfer, subject to Party A’s receipt of the full Transfer Price.

Party B acknowledges that it is currently a member holding 49% of the charter capital of the Company, is sufficiently familiar with the Company, has conducted its own independent investigation of the Company and has had full access to the Company’s books, records, financial statements and management.

Party B agrees to acquire the Transferred Capital Contribution on an “as is” basis, except for the representations and warranties expressly provided in this Agreement. Except as expressly provided in this Agreement, Party A makes no other representations or warranties, whether express or implied.

Article 5. Termination of the Agreement

Either Party may terminate this Agreement by written notice to the other Party in the following cases

The other Party materially breaches its obligations or commitments under this Agreement, including fraud or serious inaccuracy in its representations and warranties, and fails to remedy such breach within thirty (30) days after receiving notice; or

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Newly promulgated or effective laws after the signing date of this Agreement: (i) prevent the performance of transactions herein; or (ii) disallow Party B to purchase the Transferred Capital Contribution; or (iii) require Party B to relinquish the Transferred Capital Contribution.

Upon termination, the Parties shall, to the extent permitted by law, restore the conditions and status of each Party to the state prior to the signing of this Agreement.

Article 6. Dispute Resolution

Any matter not provided for in this Agreement, or any provision that is unclear or related to interpretation, inconsistency, disagreement or dispute arising out of or in connection with any provision of this Agreement, shall be resolved by the Parties through good-faith negotiation and amicable settlement. However, in the event that the Parties are unable to resolve such matters through negotiation and mediation, any dispute arising out of or in connection with this Agreement shall be resolved by arbitration at the Vietnam International Arbitration Centre (VIAC) in accordance with the Arbitration Rules of the Centre. The language of the arbitration proceedings shall be English.

Article 7. Governing Law and Effectiveness

This Agreement is governed by and construed in accordance with the laws of the Socialist Republic of Vietnam and takes effect from the signing date.

Article 8. Miscellaneous

8.1. Amendment of the Agreement

During the performance of this Agreement, if any issues arise that are not provided for in or cannot be resolved under the terms of this Agreement, the Parties may request amendments, supplements or replacements by way of one or more appendices to this Agreement. However, any such amendment or supplement must be mutually agreed upon by the Parties in writing and shall not be contrary to applicable laws.

8.2. Confidentiality

In the course of the Transaction, the Parties agree that, except as may be required by applicable law, order of a court, competent governmental authority, securities regulatory authority, stock exchange, the SEC, auditors, legal counsel, tax advisors or other professional advisors, neither Party shall, directly or indirectly, disclose or communicate, whether orally, in writing or in any other form, any confidential information of the Company or of the Parties to any third party. This provision shall remain in full force and effect indefinitely.

8.3. Number of Originals

This Agreement is executed in three (03) original copies. Party A, Party B and the Company shall each retain one (01) original copy, and all copies shall have the same content and equal legal validity.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date stated on the first page of this Agreement.

Company Confirmation	Party A	Party B
	HEARTCORE ENTERPRISES, INC.	LUVINA SOFTWARE JOINT STOCK COMPANY

/s/ Bui Tran Luong	/s/ Yamamoto Sumitaka	/s/ Le Quang Luong
BUI TRAN LUONG	YAMAMOTO SUMITAKA	LE QUANG LUONG

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